UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 30, 2024

AGEAGLE AERIAL SYSTEMS INC.

(Exact Name of Registrant as Specified in Charter)

Nevada	001-36492	88-0422242
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8201 E. 34th Cir N, Suite 1307, Wichita, Kansas	67226
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (620) 325-6363

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	UAVS	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On October 30, 2024, AgEagle Aerial Systems Inc. (the “Company”) received written notice (the “Notice”) from the NYSE American LLC (the “NYSE American”) stating that it is not in compliance with the continued listing standards set forth in (i) Section 801(h) of the NYSE American Company Guide (the “Company Guide”) because the Company’s Board of Directors (the “Board”) is not comprised of at least 50% independent directors (the “Board Composition Requirement”) and (ii) Section 803B(2)(c) of the Company Guide because the Company’s Audit Committee (the “Audit Committee”) is not comprised of at least two independent members (“Audit Committee Composition Requirement”). The Notice stated that the Company will have until the earlier of its next annual meeting or one year from the date of its noncompliance with the Board Composition Requirement to appoint at least one additional independent director to the Board; provided, however, that if the annual shareholders meeting occurs no later than 180 days following the event that caused the noncompliance, the Company shall instead have 180 days from such event to regain compliance with the Board Composition Requirement. The Notice also stated that the Company will have until the earlier of its next annual meeting or one year from the date of its noncompliance with the Audit Committee Composition Requirement to appoint at least one additional independent member to the Audit Committee; provided, however, that if the annual shareholders meeting occurs no later than 75 days following the event that caused the noncompliance, the Company shall instead have 75 days from such event to regain compliance with the Audit Committee Composition Requirement.

As a result of the foregoing, the Company has become subject to the procedures and requirements of Section 1009 of the Company Guide, which could, among other things, result in the initiation of delisting proceedings, unless the Company cures the deficiency in a timely manner.

The Company intends to regain compliance with the NYSE American’s continued listing standards by undertaking a measure or measures that are in the best interests of the Company and its shareholders, including, but not limited to, appointing an additional independent director to the Board and an additional independent member to the Audit Committee.

The Company’s shares of common stock have not been suspended as a result of the receipt of the Notice and continue to trade on the NYSE American.

In accordance with the rules of the NYSE American, the Company issued a press release on November 4, 2024 announcing that it had received the Notice. A copy of the press release is attached to this Current Report on Form 8-K as Exhibit 99.1 and is incorporated into this Item 3.01 by reference.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On November 1, 2024, the board of directors (the “Board”) of the Company appointed Brent Klavon to serve as an independent director of the Company, effective immediately. Mr. Klavon was also appointed as a member of the Company’s Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee, effective immediately. Mr. Klavon will be chair of the Compensation Committee.

Mr. Klavon has over three decades of aviation and strategic leadership experience. A retired U.S. Navy pilot, he served as a squadron Commanding Officer, logged over 3,000 flight hours, and was instrumental in the launch of the Navy’s MQ-4C Triton program. Since 2022, Mr. Klavon has been the Chief Strategy Officer at ANRA Technologies, a leading provider of airspace management and mission management solutions for uncrewed aircraft systems, where he leads global operations and strategic planning. From 2019-2022, Mr. Klavon was Vice President, Operations at ANRA Technologies. Mr. Klavon was previously a board member at the Association for Uncrewed Vehicle Systems International (AUVSI) from 2018-2021. He is well versed in the nexus between policy, regulations, standards, technology, and social acceptance. He is an FAA certified Commercial Pilot and Remote Pilot. Mr. Klavon earned his undergraduate degree in Logistics, Materials, and Supply Chain Management from Pennsylvania State University.

Mr. Klavon will receive compensation for his Board and committee service in accordance with the Company’s outside director compensation program as previously described in the Company’s filings with the Securities and Exchange Commission, including an annual cash retainer of $60,000, prorated for any partial years of service.

There is no family relationship between Mr. Klavon and any other executive officer or director of the Company. There are no transactions in which Mr. Klavon has an interest requiring disclosure under Item 404(a) of Regulation S-K. There is no arrangement or understanding between Mr. Klavon and any other persons pursuant to which he was selected as a director.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
99.1	Press Release, dated November 4, 2024.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 4, 2024	AGEAGLE AERIAL SYSTEMS INC.

	By:	/s/ William Irby
	Name:	William Irby
	Title:	Chief Executive Officer